                                                                    EXHIBIT 12.1

                    COCA-COLA HELLENIC BOTTLING COMPANY S.A.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                              (Euros in millions)

                                                                    NINE MONTHS ENDED               YEAR ENDED DECEMBER 31,
                                                              SEPTEMBER 26,     SEPTEMBER 27,
                                                                  2003             2002           2002        2001         2000
                                                              -------------     -------------    -----       ------       -----
EARNINGS
Income before income taxes                                        317.3            247.4         236.8         87.4          88.6
Add:
   Fixed charges                                                   51.9             59.0          80.7         84.5          44.1
   Income distributed by equity method investees                      -                -             -            -           1.9
Less:
   Minority interest in pre-tax income of subsidiaries
       that have not incurred fixed charges                        (1.1)            (0.7)         (1.0)        (1.4)             -
                                                                  -----            -----         -----        -----         -----
TOTAL                                                             368.1            305.7         316.5        170.5         134.6

FIXED CHARGES
Amortization of deferred financing costs                            2.6              3.7           4.9          0.9           0.4
Interest on bank loans and overdrafts                              38.1             44.8          60.5         70.9          24.5
Interest on other loans                                             1.5              2.2           4.0          3.1          12.1
Interest on finance leases                                          1.8              1.2           1.8          1.6           0.7
Rental expense on operating leases                                  7.9              7.1           9.5          8.0           6.4
                                                                  -----            -----         -----        -----         -----
TOTAL                                                              51.9             59.0          80.7         84.5          44.1
RATIO OF EARNINGS TO FIXED CHARGES                                  7.1              5.2           3.9          2.0           3.1

                    COCA-COLA HELLENIC BOTTLING COMPANY S.A.
                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                              (Euros in millions)

                                                                         NINE MONTHS ENDED            YEAR ENDED
                                                                        SEPTEMBER 26, 2003         DECEMBER 31, 2002
                                                                        ------------------         -----------------

PRO FORMA EARNINGS
Pro forma income before income taxes (1)                                      310.4                     230.4
Add:
   Pro forma fixed charges                                                     58.8                      87.2
   Income distributed by equity method investees                                  -                         -
Less:
   Minority interest in pre-tax income of subsidiaries
      that have not incurred fixed charges                                     (1.1)                     (1.0)
                                                                              -----                     -----
TOTAL                                                                         368.1                     316.6

PRO FORMA FIXED CHARGES
Pro forma amortization of deferred financing costs (2)                          2.6                       4.9
Interest on bank loans and overdrafts                                          38.1                      60.5
Pro forma interest on other loans (3)                                           8.4                      10.5
Interest on finance leases                                                      1.8                       1.8
Rental expense on operating leases                                              7.9                       9.5
                                                                              -----                     -----
TOTAL                                                                          58.8                      87.2

RATIO OF EARNINGS TO FIXED CHARGES                                              6.3                       3.6

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(1)  Historical income before income taxes less pro forma amortization of deferred financing costs and pro forma interest on bank loans and overdrafts.

(2) Historical amortization of deferred financing costs plus additional amortization of deferred financing fees related to current exchange offering.

(3) Historical interest on other loans plus additional interest related to current exchange offering.